                                                                    Exhibit 10.1

                         LEASE AND OPERATION AGREEMENT

                     SIGNED IN TEL-AVIV ON JULY 20TH, 2000

                                  B E T W E E N

OMRIX BIOPHARMACEUTICALS LTD.
whose offices are located at Building 14, Kiribati Weitzman, Nes Zion, (hereinafter "OMRIX")

                                   ON THE ONE PART

                                      AND

MAGEN DAVID ADOM in Israel
a statutory, not - for - profit organization, existing under the Laws of the State of Israel, whose headquarters are located at 60 Yigal Allon Street, Tel Aviv (hereinafter "MDA")

                                   OF THE SECOND PART

WHEREAS With the help and the donations of the friends and of the donors of MDA in the United States of America as well as others around the world, MDA has built and erected a blood fractionation plant belonging to MDA within the perimeter of the Tel Hashomer hospital
          (hereinafter: "THE PLANT"), occupying part of the Building belonging to MDA, for the purpose of achieving such goals and purposes as mentioned hereinafter; and

WHEREAS Said goals and purposes are, primarily, the establishment of a blood fractionation plant in order to enable the manufacture from plasma collected in Israel and the supply therefrom of the Licensed Products (as defined herein below) to the population of Israel in times of peace as well as in times of crisis and/or war; and

WHEREAS In light of the aforesaid, OMRIX declares that it understands the importance to MDA and to the state of Israel of supplying the Israeli population with the Licensed Products manufactured from plasma collected in Israel, and states and confirms that it bases its plans and calculations, among others, on selling to the Israeli market the Licensed Products manufactured from plasma collected in Israel.; and

WHEREAS MDA and OCTAPHARMA A.G. entered, on September 2, 1990, into a know-how, License and Manufacturing Contract (hereinafter "THE CONTRACT"); and

      PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT
        TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
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                                     - 2 -


WHEREAS On September 5, 1995, OCTAPHARMA A.G.. assigned its rights and duties under the Contract to OMRIX, except some duties and obligations towards MDA in respect of which OCTAPHARMA A.G. remains liable and obligated as specified in the abovementioned assignment document; and

WHEREAS On February 27, 1996, MDA and OMRIX executed an Addendum to the Contract ("THE ADDENDUM"); and

WHEREAS The parties hereto wished to drastically amend the modus operandi and as a result thereof also the relations between the parties, so that OMRIX shall lease from MDA, the Plant and the Premises (as hereinafter defined) and operate the Plant on its own, paying MDA a Rent and Lease Fee as provided herein; and

WHEREAS Consequently the parties signed on April 17, 1997 an agreement which was subject to the approval of the MDA's executive committee ("THE 1997 AGREEMENT"); and

WHEREAS Ever since, the parties acted in accordance with the provisions of the 1997 Agreement as if it had been approved by MDA's executive committee; and

WHEREAS The parties wish to amend certain provisions of the 1997 Agreement, among others, in order to further improve the level of cooperation between the parties; and

WHEREAS The parties wish to enter into an agreement pertaining to the purchase by OMRIX, during the Term of this Agreement, of plasma from MDA; and

WHEREAS Both parties hereby declare that they have the full right and authority to enter into this Agreement; and

WHEREAS It is agreed that unless otherwise specifically indicated herein, and except for some duties and obligations towards MDA in respect of which OCTAPHARMA A.G. remains liable and obligated as specified in the aforementioned assignment documents, the 1997 Agreement replaced, substituted and came instead of the Contract and the Addendum; and

WHEREAS The parties wish that this Agreement ("AGREEMENT") will replace, substitute, and come instead of the 1997 Agreement.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.     THE PREAMBLE, SCHEDULES AND DEFINITIONS

1.1 The preamble to this Agreement and the Schedules attached thereto form an integral part thereof and are as binding upon the parties as the Agreement itself.

1.2 The capitalized terms listed below shall have the meaning assigned to them, unless the context requires otherwise.

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                                     - 3 -


       LICENSED PRODUCTS (or PRODUCTS)- shall mean Licensed Products as defined in the Contract, with the exclusion of the words "Factor IX and such other products" from the definition therein.

       THE PLANT - as described in the first recital of this Agreement.

       THE PREMISES - The part of the Building hereby leased to OMRIX as marked in yellow on the plan of the Building attached hereto as SCHEDULE "A".

       THE BUILDING - The MDA Blood Services Center Building within the perimeter of the Tel Hashomer Hospital.

       SUPPLIES - Electricity, water, fuel, salt and other supplies, should they be agreed upon from time to time.

       SYSTEMS - The central systems located in the Building and serving the Building and the Plant, being at present as detailed in SCHEDULE C1 attached hereto.

       EQUIPMENT - The machinery, equipment and instrumentation belonging to MDA and used for the Plant as detailed in Schedule C3 attached hereto.

       BIOLOGICAL GLUE - The Glue product produced and/or marketed by OMRIX under the trademark/trade name "Quixil" or under any other trademark and/or trade name.

       FACILITY ENGINEER - The person appointed or to be appointed by the parties hereto, acting as supervisor over all maintenance in the Building, including the Plant - as referred to in Sub Section 2.7A

       MAINTENANCE BODY - As defined in Section 2.7

       EFFECTIVE DATE - January 1st, 1997.

       ARBITRATOR - A single ruling arbitrator who shall be appointed by both parties. In case agreement cannot be reached as to the identity of the Arbitrator within 30 days as from the date on which a party hereto requests to refer a matter to arbitration, the issue shall be referred to the head of the Israeli Bar Association, who will appoint the Arbitrator.

       FDA APPROVAL - Registration by the United States Food and Drug Administration of the Biological Glue and permit to market the Biological Glue in the United States.

       TERM - Period of this agreement as referred to in Section 4

2.     THE LEASE OF THE PREMISES

       2.1 OMRIX hereby leases from MDA and MDA hereby lets to OMRIX, for the Term of this Agreement, the Premises in which the Plant is located.

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                                     - 4 -


       2.2 It is hereby understood that OMRIX may, in the future, require additional space in the Building. In such an event MDA will make its best efforts to accommodate OMRIX's requirements for additional space and the parties will negotiate in good faith a mutually agreeable arrangement for such space including the payment of rent therefore. Since the Effective Date, the parties have agreed that MDA shall lease to OMRIX additional space ("ADDITIONAL SPACE") as marked in yellow lines on SCHEDULE A. The additional rent in consideration of the Additional Space has been agreed to be $15 US per sq.m per month, and since OMRIX has undertaken to finance some construction work for MDA at a cost of $104,000 OMRIX shall be entitled to set off the additional rent against that amount. Said Additional Space shall be deemed for all intents and purposes to be part of the Premises, except with regard to the Rent and Lease Fee; the aforementioned fee with respect to the Additional Space and/or any future additional space, shall be paid, subject to the offset provisions referred to above, in addition to the Rent and Lease Fee, as set forth in section 7 hereunder.

       2.3 In addition to the Premises, MDA hereby grants OMRIX, for the duration of the Agreement, the non-exclusive passage rights in respect of other parts of the Building, as may be reasonably required by OMRIX, such as the warehouse entrance, the entrance to the Building, etc.

       2.4 Whereas the Premises and the Plant obtain their Supplies from the Systems, and it is the intention of the parties that all the Systems will continue, in the future, to supply both the Blood Bank Services and the offices of MDA on the one hand, and the Premises and Plant on the other hand, MDA hereby undertakes to provide for the professionally sufficient and adequate, continuous and uninterrupted supply of all the above Supplies to OMRIX during the duration of this Agreement.

              It was recognized that on the Effective Date, the mechanical state of the Plant and the Systems were deficient in terms of cooling capacity, specifically regarding the repair of the second chiller and the installation of a third chiller. The cost of the above units and the installation thereof, as well as the cost of rectifying the above deficiencies were borne by MDA. At MDA's request, OMRIX financed the above costs and has offset same, against amounts that were due to MDA from OMRIX.

              Both parties hereby confirm that MDA authorized OMRIX to purchase a third chiller, which was installed at the Premises/Plant. OMRIX financed the acquisition of the third chiller, the specifications and the price of which were already agreed upon by the parties, and has debited MDA for the amount paid by OMRIX for the above chiller. For the avoidance of any doubt it is hereby agreed and declared that the third chiller is not part of the Systems, and serves the Plant only.

              As the entrance to the Warehouse did not meet GMP standards and was modified to do so, the parties agreed about the installation of a door at the back entrance to the Premises, to be operated by means of remote control, and about the division of the costs thereof between them.

       2.5 MDA hereby acknowledges and confirms that any interruption of supply to OMRIX of any of the Supplies and/or prevention of access to the Premises and any other deed or misdeed of MDA or anybody on its behalf which might lead to the disruption of the operational activities of the Plant - which is designed and intended to operate 364 days a year, may cause OMRIX severe damages for which MDA shall be fully liable.

              In view of the above MDA hereby states and undertakes that under no circumstances will it disconnect or allow anybody else to disconnect or discontinue any of the Systems or the Supplies nor let any such System remain, for any period of time, out of order and/or inoperable, unless such interruption is absolutely required for the repair and maintenance and as far as such interruption could be foreseeable in advance, upon coordination with OMRIX.

       2.6 Without derogating from the generality of the above, MDA hereby undertakes to maintain, at all times, in good operating order and in compliance with FDA and EC GMP requirements all the Systems which will serve both MDA and OMRIX and will take whatever steps necessary - including replacement of defective or aging units, in order to ensure the uninterrupted supply of the Supplies. OMRIX declares that at the time of the signing of this Agreement, the maintenance is in compliance with EC GMP requirements. OMRIX further declares that it is not aware of any aspect of the maintenance, which is not in compliance with the FDA GMP requirements, except some items regarding which OMRIX has informed the Facility Engineer

              It is hereby agreed by the Parties that OMRIX shall share with MDA the costs of the Supplies and the costs of the operating and maintenance of the Systems. The division of the said costs between MDA and OMRIX shall be calculated in a manner as described below. MDA and OMRIX, respectively, will invoice each other monthly for the applicable charges with regard to said costs, paid by the invoicing party. The other Party will pay such invoiced costs within 30 days of the date of invoice, or offset same against amounts currently due to such invoicing party, provided that the invoicing party will provide the other Party with adequate proof of the payment of said underlying supplies and maintenance invoices.

              During the initial period starting from the Effective Date until December 31, 1997, the parties bore the cost of the Supplies and the operating cost of the Systems as follows: OMRIX ***% and MDA ***%. The same ratio shall prevail with respect to the cost of the Supplies, until either party requests the comparison and the re-examination of the consumption of the Supplies as set forth hereunder, against the consumption during calendar year 1995. Such consumption shall be quantified in terms of units used rather than monetary terms. It is agreed that, assuming MDA will not introduce new activities or significantly increased levels of consumption in its part of the Building, all the growth in consumption of the Supplies (in units - as opposed to price) shall be attributed to OMRIX. In view of the results of the above comparison, the parties shall make the necessary retroactive adjustments in respect of the calendar

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                                     - 6 -


              year which had been the subject of the comparison. Thereafter, such allocation percentage will be used for all future years unless either party significantly changes its level of activity.

              It is hereby clarified that the aforementioned comparison shall be made separately with regard to each of the Supplies.

              Without derogating from the aforesaid, each Party shall have the right to demand on an annual basis during any given year of the Term, that a new comparison of units be made and that a new allocation percentage be determined, if a Significant Change has occurred.

              A Significant Change shall be defined as a five percent (5%) or greater variation in unit consumption as compared to the previous applicable year in which the percentage had been established (such previous year shall be referred to as the "BASE YEAR"). Each Supply out of the following - fuel, water/sewage & electricity shall be separately examined and shall be separately subject to a new determination of the allocation percentage. All comparisons shall be made on a calendar year basis and if a Significant Change has occurred such change shall be retroactively adjusted for such one calendar year only. Any new allocation percentage so changed shall continue to be applied prospectively until the next such change with regard to the same Supply. The first comparison for the determination of a Significant Change of the allocation percentages with regard to each of the aforesaid Supplies shall use 1995 as the initial Base Year, Thereafter, subsequent comparisons shall be made against units consumed in the year in which the applicable ratio was last changed (i.e. the new Base Year with regard to same Supply).

              Since the parties have already reached an agreement with regard to the accounting up until December 31st, 1997 - the first review of the allocation percentages shall compare usage during the first year thereafter in which either party requests a new comparison, against 1995 usage. AN example is presented below for clarification, which assumes that all increases have been caused by OMRIX:

                             FUEL         Electricity     Water/
                             Liters       KW/H            Sewage
                             ------       -----------     M(Delta)3
                                                          -------
(1)  1998 Units              500,000       5,500,000       53,000

(2)  1995 Units               32,000       2,200,000       19,000
                             -------       ---------       -------

(3)  Difference (1) - (2)    468,000       3,300,000       34,000
                             =======       =========       ======

(4)  % Change vs. Base Year
     Units (3)/(2)              1463%            150%         179%
                             =======       =========       ======
     Allocation Change           Yes             Yes          Yes

(5)  Calculation of New
     Allocation Percentage
     to OMRIX = (3)/(1)           94%             60%          64%
                             =======       =========       ======

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                                     - 7 -


              The percentages in (5) above will be used to re -allocate 1998 amounts and will be prospectively used in 1999 pending future comparisons. Again in the interest of clarity an example of a 1999 comparison is illustrated below (again all increases are assumed to be caused by OMRIX):

                                Fuel         Electricity     Water/
                                Liters       KW/H            Sewage
                                ------       -----------     M(Delta)3
                                                             ---------
(1)  1999 Units                  600,000      5,600,000       54,000

(2)  1998 Units                  500,000      5,500,000       53,000
                                 -------      ---------       -------

(3)  Difference( 1) - (2)        100,000        100,000        1,000
                                 =======      =========       ======

(4)  %Change vs. Base Year
     units (3)/(2)                    20%           1.8%        1.88%
                                 =======      =========       ======

     Allocation Change               Yes             No           No

(5)  Calculation of New
     Allocation % to OMRIX            95%           N/A          N/A

              In years subsequent to the initial review, if all of the increases are attributed solely to OMRIX, the new allocation percentage shall be determined as follows: (current year units minus 1995 units) divided by current year units.

              In Fuel it is (600,000 - 32,000) / 600,000 = 95%

              In the next year's comparison 1998 is still the Base year for Electricity & Water/Sewage but 1999 becomes the Base year for Fuel.

              The cost of maintenance and repair of the Systems, as well as the cost of the Maintenance Body and of the Facility Engineer, shall be divided between the parties, so that ***% of all such costs shall be borne by OMRIX, and ***% shall be borne by MDA.

              Provided, however, that if it appears that due to excessive use of the Systems or any of them by OMRIX, there has been a substantial increase in the cost of spare parts required for the maintenance of such System(s), in an amount exceeding $ 25,000 per annum, MDA shall have the right to demand that the question of the division of the cost of maintenance of such System(s) shall be reexamined by the parties and that following

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                                     - 8 -


              such I reexamination, if such claim is found justified, a new division of such costs shall be made.

       2.7 OMRIX undertakes to exercise reasonable care and to maintain the Premises in a proper way, fixing and repairing any damages to the Premises other than those caused by defective and/or unprofessionally made or installed parts of the Premises or of any installations therein. In addition, OMRIX shall replace and repair any damages caused by reasonable wear and tear which must be replaced/repaired in order to enable the continued operation of the Plant.

              Without derogating from the respective liability of each party to bear the cost of and the responsibility for maintenance and other works as stipulated above, it is hereby agreed, that the parties shall hire, for all maintenance which is the responsibility of MDA, as well as for all maintenance, fixing and repairing works, which are the responsibility of OMRIX under this sub- section 2.7 and sub-section 3.2 hereinbelow as well as all relevant schedules, the services of one person or one entity only (hereinafter "the Maintenance BODY"). The parties hereby acknowledge, that currently the Maintenance Body is the Teus Group.

              In the event any one of the parties hereto chooses to dismiss/terminate the employment and/or relations with the Teus Group (or any subsequent Maintenance Body) or any employee thereof, the party demanding the dismissal/termination shall be obligated to submit to the other party a detailed written letter stating the reasons which are the basis for the requested dismissal/termination, and in such case - the other party's consent to such dismissal may not be unreasonably withheld.

              Upon THE dismissal/termination as aforesaid, the hiring of a substitute Maintenance Body and/or of a substitute employee of the Teus Group or of any subsequent Maintenance Body (the dismissal of whom was required by one of the parties) shall require the mutual consent of both parties.

              Without derogating from the above, in the event OMRIX believes that it is not able to assure or ascertain satisfactory maintenance of the Plant while observing the above mentioned mechanism of hiring/firing, OMRIX shall have the right to employ at its own cost and responsibility additional maintenance person/people who shall engage in the maintenance only of the Equipment, as well as the systems which only serve the Plant/Premises, provided however that such maintenance person/people shall be subject to the prior written approval of the Facility Engineer as to the professional capacity of the candidate, which approval shall not be unreasonably withheld. Such additional maintenance person/people shall be entitled to work within the maintenance workshop and all other work areas, which are normally used by the Maintenance Body, located in the Building.

              For the avoidance of doubt it is hereby clarified that all of the aforementioned maintenance people, whether jointly hired or hired separately by OMRIX - shall be subject to the professional supervision of the Facility Engineer.

       2.7A The parties shall appoint, for the purpose of supervision over all maintenance works in the Building, including the Plant, the services of one person only (hereinafter: "the Facility Engineer"), and shall bear all costs pertaining to the employment of the Facility Engineer as stipulated above, i.e. - OMRIX shall bear ***% of all such costs and MDA shall bear ***% of all such costs.

              The Facility Engineer's responsibility shall be to ensure that the Plant, and all of the Systems and the Equipment contained therein are being maintained and upheld by the parties, by the Maintenance Body, and by the Facility Engineer himself in strict compliance with GMP requirements, The Facility Engineer, subject to executing a confidentiality agreement with OMRIX and with MDA separately, shall have the right to enter any part of the Building, including the Plant, in order to carry out his duties. Subject to the execution by the Facility Engineer of a confidentiality agreement satisfactory to OMRIX, both parties hereby undertake not to deny the Facility Engineer such access to any part of the Building.

              After execution of a Confidentiality Agreement satisfactory to OMRIX, the Facility Engineer shall be entitled to demand from each of the parties relevant documents and/or plans necessary in order to perform his duties, and the parties hereby undertake to comply with all such reasonable demands presented by the Facility Engineer.

              The parties hereby agree, that Engineer Meir Rappaport, is currently the Facility Engineer.

              Should Engineer Rappaport refuse to act as the Facility Engineer and/or is unable to do so for any reason whatsoever, then in such case the parties shall mutually appoint an alternative Facility Engineer.

              Each of the parties shall be entitled to request that the Facility Engineer be replaced. Any such request shall be accompanied by a detailed statement detailing the reasons for such request. If the other party does not agree to such request, the matter shall be referred to an Arbitrator. Any new Facility Engineer shall also be appointed mutually by both parties.

       2.7B For the avoidance of doubt, it is hereby clarified that the terms "the Systems" and "the Supplies" indicating common systems and supplies, shall not include devices and/or equipment and/or the supplies generated therefrom, which are designated solely and which are used exclusively by and for one party only, even if same are not, wholly or partially located inside those parts of the Building actually held or occupied by such party. The systems which, at the present time, are designated for the sole use and responsibility of OMRIX are itemized in SCHEDULE C2 attached hereto.

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                                     - 10 -


              The aforesaid in this sub-section shall mean for all purposes of this agreement, inter alia, that said systems and/or supplies designated solely for the benefit and use of one party only, shall be deemed to be part of the equipment held by such party, and therefore the cost of the maintenance with regard to such systems, and/or the cost of such supplies, as the case may be, must be borne by such party.

              In case it is realized at any time that any System is actually used normally and continuously by one party, while the other party's use of such System is negligible, then the parties shall meet and if mutually agreed, it shall be deemed, for all intents and purposes, that such System is used solely by the party mostly using it.

       2.8 OMRIX's employees, sub-contractors, customers and visitors etc., shall have at all times, free access to the Plant and the Building, and free access to and use of those common areas of the Building to which such people may reasonably need access to and/or use of. Any persons visiting the Building at the invitation of OMRIX will be accompanied by or supervised by an OMRIX employee or Maintenance Body employee while outside the Premises. MDA shall use its best efforts to obtain for OMRIX's employees the same approvals that it obtained for MDA's employees in order to enable them a free-of-charge entrance to the perimeter of the Tel Hashomer Hospital.

       2.9 MDA shall allow the commercial vehicles loading and unloading goods and products to and from the Plant, to load and unload freely at the part of the Building designated for that purpose. As far as parking of the vehicles of OMRIX's employees is concerned, MDA will secure the same rights for OMRIX's employees as for MDA's employees.

       2.10 OMRIX's employees shall not be entitled to enter the Blood Bank without prior coordination provided, however, that OMRIX'S employees and guests will have at all times free access to their rooms and offices, some of which are located in the Blood Services part of the Building.

              During the regular working hours OMRIX's employees and visitors shall enter the Plant through the main door of the Building, or at their discretion, through the back door. The access to the Plant at any time not within the regular working hours shall be through the back door only.

              OMRIX's employees will have, at any time, free access to the mechanical areas of the Building for the purpose of monitoring the Supplies and the Systems. However, except in cases of urgency, emergency or strike, OMRIX's employees shall not be entitled to engage in the maintenance of the Systems or interfere with the Supplies. Whenever OMRIX`s employees shall engage in the maintenance of the Systems, as provided above, it shall be at OMRIX's responsibility.

              OMRIX's employees shall have the access to any and all mechanical areas in the Building for the purpose of monitoring and/or maintaining systems and supplies and for monitoring and/or maintaining any Equipment, which are designated solely for or used for the most part by the Plant.

       2.11 The parties have executed an Acceptance Protocol describing the situation of the Plant, the Premises and the Systems, indicating the defects, which were known at that point of time. The above Acceptance Protocol shall be attached to this Agreement as SCHEDULE "B1". It has been agreed that in order to rectify the defects specified in Schedule B1 OMRIX's capital expenditures of $*** will be invoiced to MDA. Upon repayment or offset of the above amount, OMRIX shall have no further claim against MDA for the above defects and/or for any other defects that may be found.

       2.12 Notwithstanding section 2.11, other items were noted as defects of the Plant, Premises, and the Systems at the same time as the above and are detailed in SCHEDULE B2. It has been agreed that the items detailed therein will be treated as Discretionary Investments made by OMRIX according to Section 15 herein below, to the extent OMRIX has already or shall in fact repair such defects.

       2.13 It is hereby agreed that OMRIX shall be entitled to carry out from time to time construction changes, modifications and/or expansions of the Plant within the Premises, subject to observing the procedure outlined below.

              Once OMRIX decides to carry out construction changes and/or modification(s) in the Premises, it will submit to MDA for its approval the plans of any such changes or modifications. MDA shall not unreasonably object to any such works provided the plans submitted for its approval are accompanied by a statement of a construction engineer that such modifications/changes shall not adversely affect the Building or any part thereof. Any such changes or modifications shall be carried out by OMRIX at its own cost and responsibility.

              The aforementioned plans which shall be submitted by OMRIX, shall be submitted in stages as follows:

              The first stage shall be the basic and/or conceptual design of the required construction changes (and/or modifications) accompanied by a time schedule, which shall be submitted for MDA's approval prior to the commencement of construction (hereinafter: "THE BASIC DESIGN"). MDA will respond to the Basic Design within 14 days. Failing to do so will be deemed to be an approval of the Basic Design. In the event that MDA responds within said 14-day period with specific adverse issues, such issues will be resolved by OMRIX prior to the commencement of the construction changes/modifications. This process of resolution will be carried out as quickly and efficiently as reasonably possible by both parties.

              When available, OMRIX shall submit a detailed design to MDA (hereinafter: "THE DETAILED DESIGN");

              Should OMRIX desire to deviate from the Detailed Design during construction/modification, OMRIX shall submit all plans relating to the required deviation for MDA's approval;

              Not later than 45 days after completion of construction/modification, OMRIX shall submit to MDA "as made" plans and drawings with regard to the construction/modification, which had been undertaken.

              OMRIX shall indemnify MDA for any damages resulting from such construction changes. MDA agrees to maintain all plans and documents submitted to it by OMRIX as aforesaid as confidential information. Should MDA choose to use the services of an external engineering consultant in order to review OMRIX's construction/modification, then such consultant, who must be acceptable to OMRIX, shall be obligated to sign a confidentiality agreement with OMRIX as drafted by OMRIX's attorney.

       2.14 It is hereby agreed that OMRIX shall not be entitled to register a Long Term Lease ( ??? with the Land Registrar in respect of this Agreement.

       2.15 In utilizing access to and use of any part of the Building as permitted in sub-sections 2.3,2.7,2.8 and 2.10. OMRIX and its personnel shall observe all safety, security, and secrecy rules and regulations published by MDA from time to time and applicable to MDA'S employees in the Building. Such rules and regulations, which shall be prepared jointly by both parties hereto, shall be attached to this Agreement as of their publishing (and/or addition/modification),as Schedule C4(the "RULES").

       2.16 Should OMRIX wish to place or install items of equipment outside the Premises, whether necessitating structural changes in the Building or not necessitating such changes, it shall be entitled to do so upon the receipt of a prior written consent of MDA which shall not be unreasonably withheld. Once such a consent is granted, all the above provisions shall apply mutatis mutandis to such equipment and the installation thereof.

       2.17 Upon expiration or termination of this agreement for any reason before JANUARY 1st, 2007, OMRIX undertakes, if so required by MDA, to leave the plant in a good working condition, and capable of manufacturing all the Licensed Products. If the expiration or termination of this agreement occurs after January 1st, 2007, OMRIX shall hand over the plant to MDA in a good working condition. If however at such a point of time the plant will not be capable of manufacturing all the Licensed Products, and MDA wishes that Licensed Products or a Licensed Product should be manufactured at the plant, then OMRIX should participate in the cost of reinstating such missing manufacturing line in the maximum amount being 50% of the Grant to which OMRIX might be entitled according to the provisions of section 16.3.

3.     LEASE OF THE EQUIPMENT

       3.1 MDA hereby leases to OMRIX and OMRIX hereby leases from MDA, for the Term of the Agreement the machinery, equipment and instrumentation installed in the Plant and belonging to MDA, detailed in Schedule "C3"attached hereto (the "EQUIPMENT").

       3.2 OMRIX undertakes to exercise reasonable care while operating the Equipment and to maintain it in a proper and professional way in accordance with the manufacturers manuals and instructions and shall repair the Equipment, including replacement of parts, as may be necessary in order to ensure that the Equipment is in good operating condition at all times.

       3.3 OMRIX shall be entitled to remove and/or replace any item of Equipment as well as to add, replace or change any item of equipment or system installed in the Building by OMRIX, after giving ten days notice to the Facility Engineer about its intention to do so.

       3.4 Any item of Equipment which shall be removed BY OMRIX from the Plant shall be stored and maintained by OMRIX for possible future use. Alternatively, OMRIX will return such items of equipment to MDA.

       3.5 The aforesaid in sub-sections 3.3 and 3.4 shall apply mutatis mutandis to other items of equipment or systems owned partially or in their entirety by MDA.

       3.6 Should any removal or replacement of an item mentioned in sub-section 3.3 not involve any risk to other items of Equipment/equipment in the Plant and/or to the Systems, OMRIX shall have the right to remove or replace same at its own discretion and at its own responsibility. However, should such removal or replacement pose an adverse effect on other items and/or systems as aforesaid, OMRIX shall not be entitled to carry such removal or replacement without the prior written approval of MDA which shall not be unreasonably withheld. MDA shall reply to OMRIX's request within 14 days.

4.     THE TERM OF THE AGREEMENT

       The effective date of this Agreement is January 1, 1997 ("THE EFFECTIVE DATE") and unless terminated at an earlier date by OMRIX, in accordance with the provisions of Section 5 below, it will remain in force for a period of 18 years, i.e. until December 31,2014 (hereinafter: "THE TERM")

5.     EARLY TERMINATION

       5.1 OMRIX shall be entitled to terminate this Agreement on December 31, 2001, by giving MDA a written notice not less than twelve
              (12) months before the above date.

       5.2 OMRIX shall be entitled to terminate this Agreement on December 31, 2006, by giving MDA a written notice not less than eighteen
             (18) months
              before the above date.

       5.3 At the end of the Term, i.e. December 31, 2014, OMRIX shall have the right of first refusal to extend the Term of this Agreement for a period of an additional 8 years, on terms equal to the terms offered to MDA in good faith by a third party.

6.     (DELETED)

7.     THE RENT AND LEASE FEE

       7.1 In return for the lease of the Premises and the Equipment as an operational Plasma Fractioning Plant at its current condition and in return for the fulfillment of all the other undertakings of MDA as provided for herein, OMRIX shall pay MDA a yearly Rent and Lease Fee in the amount of NIS equivalent to US$ 1,000,000 (one million United States Dollars). The above amount represents Rent for the Premises in the amount of US$ 300,000 (Three hundred thousand United States Dollars) and a Lease Fee for the Equipment in the amount of US$ 700,000 (Seven hundred thousand United States Dollars).

       7.2 The above Rent and Lease Fee shall be adjusted, once every two (2) years, in accordance with the increase/decrease of the Consumer Price Index in the U.S.A. ("CPI") during the Term of this Agreement. The adjustments will be made in January of every second year starting as of January 1999, by which time the Rent and Lease Fee payable during calendar years 1999 and 2000 shall be established, by modifying the Rent and Lease Fee indicated in sub-Section 7.1 above in accordance with the change (if any), of the CPI between January 1997 and December 1998. The same procedure shall be observed every second year thereafter.

       7.3 The Rent and Lease Fee shall be paid by OMRIX to MDA each year in three (3) installments in the middle of each trimester i.e. on February 28, June 30 and October 31, of each calendar year.

              Notwithstanding the provisions of this Section 7.3 above, it is declared that, pursuant to an agreement between the parties, the Rent and Lease fee for the first two years of the lease, i.e. calendar years 1997 and 1998, was and/or will be paid as follows:

              7.3.1 During each of those two (2) calendar years, OMRIX paid MDA Rent in the amount of US$ 120,000 (one hundred and twenty thousand United States Dollars) per annum and Lease Fee in the amount of US$ 480,000 (four hundred and eighty thousand United States Dollars) per annum.

              7.3.2 The parties have agreed as to the deferral of payment by OMRIX of the difference between the Rent and Lease Fee in the amount of US$ one million per annum and between the amount of US$ 600,000 per annum (which was paid by OMRIX during calendar years 1997/8, as aforesaid in subsection 7.3.1). The total amount of the deferred payments with regard to said 2 years, shall be US $800,000 (hereinafter: "THE DEFERRED RENT AND LEASE FEE.")

                     The Deferred Rent and Lease Fee shall be paid to MDA by OMRIX by December 31st, 2001.

                     However, Should OMRIX decide not to exercise its right of early termination as set forth in section 5.1 above, OMRIX shall pay the Deferred Rent and Lease Fee in payments of $160,000, during each of the years 2002, 2003, 2004, 2005,
                     2006 (Hereinafter: "THE ANNUAL ADDITIONAL AMOUNT"). The Annual Additional Amount shall be paid by OMRIX to MDA during each of the above 5 years together with the second trimesteral payment due from OMRIX to MDA, as provided for in this sub-section 7.3 above.

       7.4

              7.4.1  Without derogating from any of the aforesaid in this section 7, and subject to receipt by OMRIX of the FDA Approval for the marketing of the Biological Glue in the USA, OMRIX hereby undertakes to pay MDA an additional amount of $*** (***U.S dollars) annually, with regard to the period commencing as of receipt of the FDA Approval, and ending on December 31st, 2006, or upon the termination of this Agreement, including early termination in accordance with section 5.1 above (hereinafter: "THE ANNUAL BONUS"). The total additional amounts to be paid by OMRIX as Annual Bonuses shall not exceed the amount of US$*** (***U.S. dollars) (hereinafter "THE TOTAL BONUS").

                     OMRIX undertakes to make its best efforts to obtain the FDA Approval as soon as possible. MDA shall refrain from unreasonably raising any obstacles or taking any action that may delay such process and, at the request of OMRIX, will extend any assistance reasonably possible in order to assist OMRIX in such effort.

                     It is agreed that the entitlement of MDA to the Total Bonus or any part thereof, as the case may be, will commence only upon receipt of the FDA Approval by OMRIX; (hereinafter; "MDA'S ENTITLEMENT"). Actual payment by OMRIX shall start upon commencement of production of the Biological Glue at the Plant for sale in USA. Receipt by OMRIX of the FDA Approval with regard to the Plant, shall be deemed commencement of production by OMRIX, whether or not OMRIX actually commences production at such time (hereinafter:
                     "THE PAYMENT COMMENCEMENT DATE").

              7.4.2 It is further agreed that the payments of Annual Bonus stipulated in section 7.4.1 shall be postponed for any period during which OMRIX cannot or is not permitted to manufacture the Biological Glue due to Acts of God and Force Majeure including, without limitation, legal action taken by third parties and/or by any authority and until such obstacle is removed.

              7.4.3 OMRIX hereby undertakes to inform MDA in writing no later than 30 days of receipt of the FDA Approval.

                     In case OMRIX exercises its option of early termination as set forth in section 5.1, and at such time OMRIX has not yet received FDA approval with regard to the Plant - OMRIX shall pay MDA the proportionate part of the Total Bonus, for the period commencing upon receipt of FDA Approval and ending on December 31st, 2001 - upon commencement of production of the Biological Glue by OMRIX anywhere in the world. OMRIX has indicated that the situation described above is an impossibility.

                     For the avoidance of doubt - should OMRIX receive the FDA Approval during the course of any calendar year - OMRIX shall pay MDA the proportionate part of the Annual Bonus with regard to same year, in accordance with the time remaining from the date of receipt of the FDA Approval and until the end of the same year.

              7.4.4 Payment of The Annual Bonus or any part thereof owed by OMRIX to MDA shall be made by OMRIX to MDA in 3 equal installments each year, concurrently with payment by OMRIX of the Rent and Lease Fee, as provided for in sub-section
                     7.3 above.

       7.5 For the avoidance of doubt, unless specifically stated to the contrary, all the amounts stated in this Agreement are stated net of VAT. Should MDA provide OMRIX with a Tax Invoice, or with any other document which shall be acceptable to the Director of VAT and will entitle OMRIX to offset the VAT paid by it, OMRIX shall pay MDA, the applicable VAT.

       7.6 As of January 1st, 2007 and until the end of the Term, unless OMRIX exercises its right of early termination, as per sections
              5.1 or 5.2 above, OMRIX shall continue paying MDA the Rent and Lease Fee of US $1 million per annum as per sections 7.1, 7.2, as well as an additional amount per each calendar year, which shall be the higher of the following:

              (1)    $500,000; or

              (2) A commission at the rate of 2% (two percent) which shall be calculated from that part of annual Net Sales (as hereinbelow defined) of OMRIX's products manufactured at the Plant, which is in excess of $10,000,000 per annum (ten million US dollars) ("THE COMMISSION").

              The total amounts payable to MDA as of the year 2007 as aforesaid, shall be referred to as: "THE INCREASED RENT AND LEASE FEE").

              The amount of the Rent and Lease Fee plus the amount of $500,000 U.S out of the Increased Rent and Lease Fee shall be paid in three equal installments each year, as indicated in section 7.3 above. Should MDA be entitled to additional payment with regard to any specific year above said amounts (due to the Commission payable to MDA with regard to same year), then such additional payment shall be made within 30 days from the submission of the applicable Annual Sales Report by OMRIX.

       7.7    Unless OMRIX exercises its right of early termination as per section 5.1 or 5.2 - OMRIX shall submit to MDA, once a year, within 90 days of the end of each calendar year, as of the year 2007, a detailed report stating OMRIX's total net sales turnover of all products manufactured by OMRIX at the Plant, and the Commission due to MDA with regard thereto. All such annual reports shall be certified by OMRIX's Certified Public Accountants ("THE ANNUAL SALES REPORTS").

              In each Annual Sales Report, OMRIX shall state the net sales of the products manufactured at the Plant and sold "at arm's length" by OMRIX or by any subsidiary/mother company/affiliated company of OMRIX ("THE OMRIX GROUP"). "Net Sales" shall mean sales to the first buyers not constituting part of the OMRIX Group, less any discounts, rejects, returns, refunds, replacements, and any direct taxes such as VAT, sales tax, etc. It is hereby agreed and clarified that in the event OMRIX shall appoint a major corporation as its distributor in certain parts of the world, and such corporation shall acquire shares in OMRIX, such corporation shall not be deemed part of the OMRIX Group.

              MDA shall have the right, in order to verify the accuracy and truthfulness of such Annual Sales Reports, to request an external audit of the Annual Sales Reports submitted by OMRIX, which shall be carried out at MDA's cost, by a firm of Israeli Certified Public Accountants of MDA's choice, provided such accountants shall be required to execute a confidentiality agreement with OMRIX. Said accountants shall maintain in strict confidence, and shall neither use for their own purposes nor disclose to any third party including MDA, any information gathered by them in the course of such external audit. The external auditors shall report to MDA, with a copy to OMRIX, their findings as to the accuracy and truthfulness of OMRIX's Annual Sales Reports.

              In case any dispute arises between the parties following such external audit, the matter will be referred by the parties to a mutually appointed Israeli firm of Certified Public Accountants, who will act as a ruling authority and whose findings shall be binding upon the parties and shall not be subject to appeal.

8.     MANUFACTURING IN THE PLANT AND SPECIAL TERMS REGARDING THE ISRAELI MARKET

       8.1 Subject to the provisions of sections 8.2, 8.3 hereunder OMRIX shall be free to manufacture in the Plant the Licensed Products, the Biological Glue and any other products OMRIX may wish, in any quantities OMRIX may determine, provided any such manufacture is in compliance with the prevailing laws and regulations and provided that priority shall be given to the manufacture from plasma supplied by MDA of the Licensed Products required for local use in Israel and ordered from OMRIX.

       8.2 With regard to manufacturing and/or marketing of the Licensed Products for THE Israeli market, the following conditions and rules shall apply:

              8.2.1 While manufacturing the Licensed Products for the Israeli market, OMRIX shall use as a first priority, plasma collected from donors in Israel, and purchased from MDA in accordance with the provisions of section 10 below. Should OMRIX decide to manufacture additional quantities of Licensed Products for the Israeli market from imported plasma and/or plasma derivatives, it will be free to do so provided that same imported plasma and/or plasma derivatives, including their source, are approved by the Israeli Ministry of Health.

              8.2.2 OMRIX shall sell the Licensed Products in the Israeli market at fair and competitive prices, and shall make its best endeavors in good faith to meet the demands of the Israeli marker as may be from time to time, of the Licensed Products manufactured by OMRIX from plasma collected from donors in Israel; Provided however, that if competitors offer competitive products at prices which OMRIX cannot match without obtaining a reasonable gross margin, then in such case, OMRIX shall inform MDA about it and the parties shall evaluate the situation together.

              8.2.3 In view of the fact that MDA attaches the utmost importance to quoting prices as low as possible for the Licensed Products to the Israeli Defense Forces ("IDF"), it is hereby agreed that OMRIX shall present to the Head of the MDA Blood Services, in advance, the price quotations it intends to quote in any tender, bid or request for price quotations for the IDF.

                     OMRlX shall offer and/or bid and/or participate in any tender with regard to the Licensed Products, as well as any other products produced by it in the Plant from time to time, to the IDF and/or any other Israeli security force, only after receiving the prior written approval of MDA. Such approval shall not be unreasonably withheld.

                     OMRIX shall make its best endeavors in good faith, to ensure that any such offer. presented for the approval of MDA, shall be at the lowest possible prices, reasonable under the circumstances.

                     MDA shall consider, at its own discretion, whether to subsidize or to cause the State of Israel to subsidize the products sold to the IDF or to any other security force.

              8.2.4 It is agreed that subject to the availability of plasma supplied by MDA and provided that the demand for Licensed Products shall not exceed the manufacturing capability of OMRIX, OMRIX shall maintain an inventory of the Licensed Products equivalent to one month of sales by OMRIX of such Licensed Products in Israel.

       8.3 OMRIX shall submit to MDA quarterly reports, no later than 14 days prior to the designated date of the convening of each meeting of the Tripartite Committee to be established under sub-section 12.1 hereinbelow (hereinafter: "THE REPORTS").

              The Reports shall be brought before the Tripartite Committee, and shall be discussed within the framework of its quarterly meetings, as provided for in section 12 hereinbelow.

              Each report shall describe in detail, inter alia, the following matters: The estimate of the Israeli market for each of the following products : Albumin, Factor VIII and IVGG, as well as OMRIX's sales forecast in the Israeli market for the forthcoming period for each of said products;

              The expected share of OMRIX in the entire Israeli market;
              The actual production in the Plant and the sales in units of the Licensed Products in Israel during the period of the Report;
              In cases whereby it shall be apparent from the Report that OMRIX has substantially failed to meet the forecasts for the period to which such Report relates, the Report shall specify also the average prices for which OMRIX sold the various Licensed Products to the various sectors of customers in the Israeli market during the period of such Report;
              If the sales in Israel did not meet OMRIX's forecast - what were the reasons for the difference between the forecast and actual sales, in OMRIX's opinion;
              The division of the sales in Israel among the IDF and other Israeli Security forces on the one hand, and the rest of the Israeli market on the other hand.

       8.4 For the avoidance of any doubt it is hereby declared and agreed that OMRIX shall not pay MDA any royalties nor any other payments in respect of the products manufactured by OMRIX in the Plant and the only amounts payable to MDA by OMRIX will be the Rent and Lease Fee as well as the Total Bonus or any part thereof, as relevant, as well as the Increased Rent and Lease Fee, including the Commissions (if applicable), as well AS partial reimbursement for the cost of the Supplies and the participation in the cost of the operation and the maintenance of the Systems and the participation in the cost of the employment of the Facility Engineer, as provided for in sections 2.6, 2.7, 2.7.A above and

              8.5 below, as well as payments for plasma purchased by OMRIX, as provided for in section 10 hereunder.

              Should any third party such as, for example, Minhal Mekarke'ei Israel, raise any financial demands against OMRIX or MDA as a result of the Lease of the Premises and/or the operation of the Plant by OMRIX, MDA shall settle any such demand and shall hold OMRIX harmless from any such claim or demand.

       8.5 The aforesaid in this section 8 shall not affect the obligation of OMRIX to purchase from MDA plasma and to pay for such plasma as per section 10 below.

       8.6 OMRIX shall bear all the direct as well as indirect costs involved in the operation of the plant, including the salaries of its employees, cost of raw materials as well as the applicable part of the cost of maintenance, electricity, water, telephone, and municipal taxes.

9.     EMPLOYEES - DELETED

10.    PURCHASE OF PLASMA

       10.1 OMRIX undertakes to purchase from MDA, during the Term of this Agreement, all the plasma MDA will have from time to time which meets the specifications as set forth in section 10.2 below, up to a total quantity of 32,000 liters per annum, out of which not more than 25% will be Liquid Plasma. Subject to availability and unless otherwise requested by OMRIX, MDA shall supply the Plasma to OMRIX in a more or less steady pace throughout each calendar year, i.e. approximately one twelfth of the annual quantity each month. For the avoidance of doubt it is hereby stated and agreed that the above quantity specifically refers to plasma derived from whole blood donations collected in Israel by MDA. OMRIX shall not be obliged to purchase from MDA any other type of plasma.

       10.2 OMRIX shall purchase from MDA only the plasma which shall be extracted from whole blood collected by MDA in Israel, in the regular course of business, from donors, provided such plasma complies with all specifications set forth in SCHEDULE "D" attached hereto, as maybe amended from time to time by any authorized agency of the European Community.

       10.3 Subject to availability of suitable plasma FROM MDA (i.e. - plasma which meets the criteria indicated in section 10.2 above and the specifications set forth in Schedule D), OMRIX shall not purchase, for the manufacture of the Licensed Products for the Israeli market, plasma from sources in Israel other than MDA.

       10.4 The parties shall execute the Standard Contract required by the European Community Authorities pertaining to the Quality and Safety of Plasma of

              Human Origin in the form attached hereto AS SCHEDULE "E". In the future, the parties will execute any such additional/new standard Agreements pertaining to the Quality of Plasma as may be required, from time to time, by the authorities of the EC and the authorities in the USA, if and to the extent MDA gets FDA approval for plasma from whole blood or for plasma collected by plasmapheresis.

       10.5 Without derogating from any of the aforesaid in this section 10, the Parties hereby agree, that MDA shall not be obligated to provide OMRIX with plasma with a concentration of Factor 8 exceeding 0.7 International Units per I ML, unless such specification becomes a requirement of the US and/or EU authority.

       10.6 MDA currently does not perform NAT testing on the plasma which it supplies to OMRIX with regard to the Hepatitis C Virus ("HCV"). Should the authorities of any country to which OMRIX shall sell the products manufactured in the Plant from plasma supplied to OMRIX by MDA, require that the plasma pool used in the production of such Products be NAT tested for HCV, OMRIX shall inform MDA in writing of such requirement. In order to meet such requirements, OMRIX shall perform NAT testing of the plasma pool supplied to OMRIX by MDA. Should ANY such pool be found to be positive for HCV, MDA shall be entitled to retest said pool in an attempt to invalidate the positive results. Failing such invalidation, MDA shall credit OMRIX for the price of the plasma pool. OMRIX will provide MDA with a copy of the Bleeding List of such plasma pool. The same procedures will apply for any future plasma pool testing requirements by an EU authority for which MDA does not test the plasma units it supplies to OMRIX.

       10.7 As of the year 2007 (unless OMRIX exercises its right of early termination as per sections 5.1 or 5.2), the following shall apply to purchase of plasma by OMRIX:. In the year 2007, OMRIX undertakes to purchase from MDA 33,00 liters of plasma. This quantity shall be increased by 1,000 liters each year so that in the course of the year 2014 OMRIX undertakes to purchase from MDA 40,000 liters of plasma. The above quantities of plasma shall include not more than 25% of Liquid Plasma.

       10.8 Should OMRIX decide at any point of time, to manufacture all three Licensed Products for the Israeli market from quantities of plasma exceeding the minimum quantities indicated in this section 10 above, OMRIX shall purchase any additional quantities of plasma it may require for such additional quantities of Licensed Products from MDA, subject to the availability of such additional quantities from MDA. If MDA shall not be able to supply such additional quantities of PLASMA, OMRIX shall be free to manufacture such additional quantities of the Licensed Products for the Israeli market from plasma purchased by OMRIX from foreign sources.

              OMRIX shall have the right of first refusal to purchase from MDA any quantities of plasma that MDA will be in position to supply in access of the minimum quantities indicated in section 10 above.

11.    PRICE OF PLASMA

       11.1 OMRIX shall pay MDA for the PLASMA supplied by MDA to OMRIX in accordance with Section 10 above, the price in US Dollars paid on average in the U.S. for equivalent plasma of the same specifications, quality and conditions. Such price of the plasma shall be established, for the purpose of the accounting between the parties hereto, twice a year, in accordance with the average prices paid in the U.S. during the preceding six (6) month period in respect of any relevant category (specifications) of plasma purchased by OMRIX from MDA. Such average price shall be determined, twice a year, by the Marketing Research Bureau Inc., of Orange City, Connecticut, U.S.A.

              It is hereby agreed, that due to the fact that the plasma used in Israel is not required by the Israeli Ministry of Health to undergo the test known as P24 Antigen test (hereinafter: THE TEST"), while the U.S. price of plasma as should be determined by the Marketing Research Bureau Inc. of Orange City, Connecticut, USA, relates to plasma which does undergo the Test, OMRIX shall be entitled to deduct the estimated total cost of the Test from the equivalent U.S. reference price of each liter, insofar as the U.S. price for the plasma includes the cost of the Test.

              The price of the Test shall be established twice a year, simultaneously and in a way similar to the establishment of the price of the plasma itself, as provided hereinabove. If the price of the Test cannot be establish the price shall be deemed to be U.S. *** per liter of plasma.

              Notwithstanding the foregoing in this section 11.1, and due to the fact that it is not possible to derive Factor VIII from Liquid Plasma ("LP") - it is hereby agreed that the price which shall be paid by OMRIX for LP shall be 2/3 (two thirds) of the full price (including the Test) established with regard to FFP (fresh frozen plasma) as aforesaid (as such shall be from time to time), from which 2/3 of the price of the Test (as shall be established from time to time) shall be deducted ("PRICE OF LP").

              For example: if the full price established with regard to FFP shall be $ *** per liter, and the price of the Test shall be $***, then the Price of LP shall be: (*** 2/3) - (*** *2/3)=***$.

              It is further agreed, that the aforesaid specific arrangement with regard to the Price of LP, shall only apply to LP purchased by OMRIX later than January 1ST, 1999.

       11.2 OMRIX shall pay for the plasma supplied by MDA no later than 180 (one hundred and eighty) days after the Date of Supply of the plasma to OMRIX.

              "THE DATE OF Supply" shall mean the 15th day of each calendar month during which any such supplies were MADE.

       11.3 The invoiced quantity of plasma for which OMRIX shall be obligated to pay MDA, shall be based upon the net weight of the plasma determined subsequent to the receipt of the bags of plasma by OMRIX, prior to the emptying of the bags into OMRIX's pool, less the weight of the bags of plasma, as described in SCHEDULE "F" attached hereto.

       11.4 MDA hereby waives all claims it may have, pertaining to accrued interest, which remains outstanding and unpaid by OMRIX, with regard to all plasma supplied to OMRIX until the date of execution of this Agreement. OMRIX hereby waives all claims it may have, pertaining to amounts, which OMRIX believes it has been overcharged by MDA, with regard to plasma supplied to OMRIX until December 31st, 1998.

12.    COMMITTEES

       12.1 The parties shall form a Tripartite Committee whose members shall be one representative of each IMDAC, MDA and OMRIX and which shall be headed by the Director General of MDA.

              The Tripartite Committee shall observe the adherence to the policies and the objectives established by the friends of MDA and the Donors who made possible the erection of the Building and the Plant, AS provided for in the preamble to this Agreement, as well as in sections 8.1,8.2, and 10 above, i.e. that:

       (i) Priority is being given by OMRIX to the manufacture, from plasma collected in Israel and donated by donors, for local use in Israel, of the Licensed Products, and that OMRIX is making its best endeavors in good faith to sell in Israel the Licensed Products manufactured by it at fair and competitive prices, as provided for in section 8.2.3 above.

       (ii) That the Licensed Products designated for the Israeli market are manufactured, as far as possible, from plasma supplied by MDA, as provided for in section 8.2.1 above, subject to the provisions of section 10 herein.

       (iii) That OMRIX is not offering and/or bidding and/or quoting to the IDF prices for the Licensed Products without obtaining the prior WRITTEN approval of MDA for such offer and/or for such prices, as indicated in section 8.2.3.

       (iv) That OMRIX is purchasing the plasma from MDA in accordance with the terms provided for in section 10 above.

       (v) That the objectives of this Agreement are carried out by both parties.

       12.2 In addition to the Tripartite Committee, the parties hereto shall establish a Coordinating Committee, which shall comprise of the Manager of MDA Blood Services and a representative of OMRIX. The role of the Coordinating Committee shall be to resolve all the accounting disputes and points of friction between the parties resulting from the fact that the parties share the Building and the Systems.

       12.3 In addition to the two abovementioned committees, the parties hereto shall establish a Steering Committee, whose members shall be the Director General of MDA and the Chairman of OMRIX. The Steering Committee shall decide and resolve all the issues, questions and disputes which were attended to by the Tripartite Committee and/or the Coordinating Committee and which the above committees were unable to resolve. In addition, the Steering Committee will attend to any issue arising from this Agreement and shall supervise the implementation of the decisions made by the Tripartite Committee.

       12.4 The committees shall meet as frequently as required, but it is expected to be not less than once every quarter, i.e. - four times per annum. Each member of any of the Committees may call for a meeting of such Committee by giving due notice.

13.    INSURANCE

       13.1 OMRIX shall insure itself in the framework of an appropriate Product Liability Insurance Policy providing coverage of DM. 10,000,000.- per annum and DM. 3,000,000.- per case. OMRIX shall name MDA as co-insured in the above Policy. The Policy shall provide for the re-establishment of the full annual amount of coverage in the event of payment for an Insurance Event pursuant to any claim against OMRIX and/or MDA.

       13.2 Subject to anything stipulated to the contrary in this agreement, MDA shall continue insuring the Building, the Premises and the Equipment for their full reasonable value and shall name OMRIX in the Insurance Policy as a co-insured. OMRIX shall be entitled to add a Rider to the above Policy insuring OMRIX against loss of profits and/or business interruption. OMRIX shall bear the costs of such Rider. In the event any new equipment shall be added to the Plant by OMRIX in the framework of Discretionary Investments including the CEP as specified in Section 15 below, any such additional equipment shall be insured by OMRIX and the cost of such insurance shall be borne by both parties pro rata to their title/ownership rights in such equipment.

       13.3 OMRIX shall at all times insure itself against any and all liabilities it may have as an Employer. OMRIX shall further insure itself at all times against any liabilities it may have toward any third party whatsoever, in connection with its being a Lessee and/or an operator of the Plant.

       13.4 The parties hereto shall jointly bear, in equal parts between them, the cost of insurance of the Systems.

14.    COMPULSORY INVESTMENTS IN THE PLANT

       14.1 If, as a result of new law, regulations, directives, requirements or instructions by the competent authorities, investments will have to be made in the Premises / Plant in order to preserve its license and/or the right to market its Products in the various markets ("COMPULSORY INVESTMENTS") such Compulsory Investments shall be borne by MDA and/or OMRIX as provided below.

              14.1.1 In the event OMRIX shall be able to increase the prices of its Products because of the Compulsory Investment(s), such Compulsory Investment(s) shall be borne in full by OMRIX. Subject to section 14.5.3 hereunder, any such equipment/investment shall be sold by OMRIX to MDA upon the termination of this Agreement for its net dollar book value on such date.

              14.1.2 In the event OMRIX shall not be able to increase the prices of its Products as a result of the Compulsory Investment(s), such Compulsory Investment(s) shall be borne by OMRIX and MDA in equal parts between them or at any other ratio as may be agreed upon by the Steering Committee. While deciding about the split of the Compulsory Investment(s) between the parties, the Steering Committee shall take into account, among others, the following considerations:

                     (i) the time at which such Compulsory Investment(s) is required, i.e.- the nearer the date of such investment to the expiration of the Agreement, the larger the part of MDA and vice versa.

                     (ii) if the Compulsory Investment(s) is the result of new requirements of the Health Authorities in a certain country of minor importance, MDA's share in such investment(s) shall be smaller than if the requirements are made by the EC or US Authorities.

              14.1.3 Notwithstanding the aforesaid in sections 14.1.1 and
                     14.1.2, it is hereby agreed that MDA shall bear 100% of the costs of any Compulsory Investment that will have to be made as a result of a demand by a competent Israeli Authority(s) due to the fact that the Plant is located in proximity to the MDA Blood Services and/or is located within the perimeter of the Tel Hashomer Hospital and/or the fact that the Plant is located in proximity to an urban area.

       14.2   Should any Compulsory Investment(s) be required as provided for in
              Section 14.1.2 and/or 14.1.3 above, OMRIX shall finance such Compulsory Investment(s), and shall off-set MDA's part of any such Compulsory Investment(s) against the Rent and Lease Fee and/or the Increased Rent and Lease Fee and/or the Annual Bonus and/or Commission due to MDA, subject to the provisions set forth in section 14.5 hereunder.

       14.2A In the event OMRIX carries out the Compulsory Investment in stead of MDA, prior, during and after any such Compulsory Investment, OMRIX shall submit to MDA plans, time schedules, price lists and the like AND the terms of Section 15A.4 shall apply mutatis mutandis.

       14.3 In the event that the required Compulsory Investment(s) will be of a substantial magnitude and/or during the second part of the Term (i.e. - after January 1st, 2006), OMRIX shall be entitled to refuse to finance and/or to bear the cost of its part of any such Compulsory Investment(s).

              Should OMRIX refuse to finance and/or bear the cost of any part of the Compulsory Investment(s) in the events described in this section 14.3, MDA shall be entitled to finance and bear the full cost of any such Compulsory Investment(s).

              Refusal of MDA to finance and/or bear the cost of such Compulsory Investment(s), shall entitle OMRIX to bring this Agreement to an end.

              MDA shall be entitled to refuse to participate in any Compulsory Investment of a substantial magnitude and/or if such Compulsory Investment is required during the second part of the Term, even whereby OMRIX is prepared to finance the entire Compulsory Investment (including MDA's share), upon the occurrence of the following cumulative conditions:

              (1) The requirement for such Compulsory Investment was not issued by an Israeli Competent Authority; and

              (2) MDA'S part in such Compulsory Investment exceeds the Determined Amount as hereinbelow defined.

              "THE DETERMINED AMOUNT" shall mean - in a given time, and with respect to a certain investment - the accumulated balance of US $1.2 Million per year (being the Rent and Lease Fee together with the average estimated indexation to the CPI during the Term of this Agreement), per each year until December 31st 2014, as well as an additional amount of US $0.5 Million in respect of each year as from January 1st 2007 until December 31st 2011, as well as the Commissions which had been accumulated until such time as the reserve fund referred to in section 14.5.3 hereunder, after deducting therefrom the amount of $1 Million US per annum until 31st December 2006, and deducting the amount of $1.25 Million US per annum as from January 1st 2007 until 31st December 2014.

              Notwithstanding the aforesaid in this definition hereinabove, the "Determined Amount" in respect of Compulsory Investments made prior to December 31st", 2006 shall be calculated only until December 31st 2006 unless it is made after July 1st 2005 and OMRIX did not exercise until then its right of Termination under Section 5.2

              In case MDA refuses to participate in any Compulsory Investment due to the occurrence of the above conditions, OMRIX shall have the right to terminate the Agreement or to carry out the Compulsory Investment, and then it shall be entitled to offset MDA's part of the Compulsory Investment against the Rent and Lease Fee and/or the Annual Bonus and/or the Increased Rent and Lease Fee and/or Commission due to MDA, provided however, that the right of OMRIX hereunder to setoff shall be in respect of amounts exceeding each calendar year until 31st December 2006 1$ Million US and thereafter $1.25 Million US until 31st December 2014. The aforesaid shall also be subject to the provisions of section 14.5 hereunder.

       14.4 Should MDA invest on its own the amounts required as Compulsory Investment(s) (without the participation of OMRIX) the Rent and Lease Fee shall be increased, as from that date onwards, at the rate representing the percentage of such amount invested by MDA ("THE NEW INVESTMENT") in relation to the total initial investment in the Plant - which is estimated, for this purpose, to be US$15,000,000(fifteen million United States Dollars) ("THE INITIAL INVESTMENT"). The Initial Investment shall be adjusted in accordance with the change in the Consumer Price Index in the U.S.A. between the Effective Date and the date of the relevant accounting between the parties.

              For the sake of clarity and exemplification: If, after a few years, the Initial Investment adjusted to the CPI in the U.S.A. is equivalent to US$16,000,000.-(sixteen million United States Dollars), and the New Investment will be US$320,000.-,the Rent and Lease Fee (as it shall be at such time, in accordance with the terms of this Agreement) shall be increased, as from that date onwards, by two (2%) percent.

       14.5   Without derogating from all of the provisions set forth in this section 14 (pertaining to the parties' respective shares in any Compulsory Investment, their respective rights not to participate in Compulsory Investments under certain circumstances, etc.), it is agreed that the following shall apply to actual payment by MDA (by way of set off by OMRIX), of MDA's share in the Compulsory
              Investments:

              14.5.1 Until December 31st, 2006 - OMRIX shall finance, on its own, all required Compulsory Investments, including MDA's share (if any), in such Compulsory Investments. OMRIX shall be entitled to offset such part of MDA'S share in such Compulsory Investments (against the Rent and Lease Fee payable to MDA), provided that annul payments, which MDA shall actually receive as Rent and Lease Fee and/or Annual Bonus, shall not be less than the amount of $1 Million US
                     (net) in the course of any year during said period.

                     Without derogating from the above, during said period, OMRIX shall only be entitled to offset any part of MDA'S share in such Compulsory Investments, if and to the extent that the balance due to MDA after the set off of MDA's participation in the CEP as hereinafter defined, in a certain calendar year is not less than $ 1 Million US.

              14.5.2 If OMRIX exercises its right of early termination as per section 5.2 of this Agreement, and therefore this Agreement comes to an end on December 31st, 2006, then:

                     Upon termination of the Agreement as aforesaid, AS part of the final accounting between the parties, MDA shall pay OMRIX any outstanding part of MDA's share in the Compulsory Investments which had been made until such time, and which had not been set-off during the course of the Agreement, in accordance with the terms of subsection
                     14.5.1 above.

             14.5.2A Upon Termination of the Agreement as aforesaid in section
                     14.5.2, OMRIX to leave in the Plant also its part in the Compulsory Investments made until the date of termination. Immediately thereafter, the parties hereto shall start bona fidea negotiations as to the price and the terms of payment in respect of such investment. If such an agreement is not reached regarding the price and/or the terms of payment, the dispute will be referred to an arbitrator, who will be an expert in the field of blood fractionation.

              14.5.3 If OMRIX shall not exercise its right of early termination as per section 5.2 of this Agreement, then as of the year 2007, OMRIX shall be entitled to offset MDA's part in any compulsory Investments (including any outstanding part, if any, remaining from the period until December 31st, 2006), only against any income payable to MDA (as Increased Rent and Lease Fee and/or Commissions) over the amount of $ 1.25 Million US per annum.

                     As of the year 2007 - any amounts out of MDA'S income (from Increased Rent and Lease Fee and/or Commissions), over the amount of $ 1.25 Million per annum, which shall remain following any offsets made by OMRIX (in accordance with the aforesaid in this subsection 14.5.3) - shall be designated by MDA for its future participation in any Compulsory Investments (if any), and shall be presented as a special reserve in MDA's financial reports. Should there be any Compulsory Investments in subsequent years, in which MDA shall be required to participate in accordance with the terms of this section 14, then MDA shall use any such designated amounts in order to pay its share in such Compulsory Investments.

                     At the end of the Term of this Agreement, i.e. December 31st 2014, MDA shall not be required to pay OMRIX any outstanding part of MDA's share in the Compulsory Investments which had been made until such time, which had not been set-off during the course of the Agreement, in accordance with the aforesaid terms. The aforesaid shall be subject to section 14.6 hereunder.

              14.5.4 For the avoidance of doubt, the right of OMRIX to set off against amounts payable to MDA, in accordance with this
                     section 14 (except after the termination of this agreement), shall be limited to amounts due to MDA as Rent and Lease Fee and/or Increased Rent and Lease Fee and/or Commissions and/or the Annual Bonus only, and shall not apply to any other payments due to MDA pursuant to the terms of this Agreement.

              14.5.5 Upon termination of the Agreement as aforesaid in Section
                     14.5.3, namely, if OMRIX does not exercise its option under section 5.2, OMRIX shall leave free of charge OMRIX's part in the Compulsory Investments in the plant.

       14.6

              14.6.1 Notwithstanding any of the aforesaid in this section 14,
                     MDA shall solely bear the cost of any Compulsory Investment which shall be a result of a demand made subsequent to January 1st, 2012, by competent authorities of Israel and/or the US and/or the EU.

              14.6.2 MDA's obligation as aforesaid in this section 14.6 shall not exceed the total amount of US $4.5 million with regard to the entire period as of January 1st, 2012 and until the end of the Term.

              14.6.3 Any Compulsory Investments referred to in this section
                     14.6, shall be financed by OMRIX, and OMRIX shall be entitled to offset same against any amounts due to MDA from OMRIX as Increased Rent and Lease Fee and/or Commissions. The terms of section 14.5.3 above shall not apply to the Compulsory Investments referred to in this section 14.6. For the avoidance of doubt, this section 14.6 shall not derogate from any of the terms of this section 14 (including those of section 14.5.3 above), regarding any Compulsory Investments which do not fall under the conditions elaborated in sections 14.6.1, 14.6.2 above.

15.    DISCRETIONARY INVESTMENTS IN THE PLANT

       Should OMRIX decide to install in the Plant new items of equipment and/or make any other investments in the Plant which shall not be essential in order to preserve the operational licenses of the Plant and/or its ability to export the Products made therein to the various markets ("DISCRETIONARY INVESTMENTS"), OMRIX shall bear all the costs of any such Discretionary Investments.

       Upon the termination of the Agreement and unless otherwise agreed upon by the parties, OMRIX shall, at its option, remove from the Plant, or sell to MDA at net dollar book value at the effective date of termination, any such new equipment being installed in the framework of Discretionary Investments. In the event OMRIX shall be willing to sell said equipment to MDA as aforesaid, it will offer MDA to purchase same as provided for above.
       MDA will inform OMRIX within 30 (thirty) days whether it chooses to purchase all of the above equipment or not.

       The aforesaid in this section 15 shall refer only to items of equipment, instrumentation and/or machinery, which can be easily dismantled and removed from the Plant. In case OMRIX makes any Discretionary Investments, pertaining to any items of equipment, instrumentation, machinery, Systems and/or upgrading of Systems, which have become an integral and/or inseparable part of the Plant, MDA shall purchase same at a price which shall be negotiated in good faith by the parties; Should the parties fail to reach agreement as to the price of such items, the dispute shall be referred to an Arbitrator, who will be an expert in the field of blood fractionation. In order to determine the price of such items, said Arbitrator shall be presented with the following assumptions:

       (l) The duty of OMRIX to return the Plant to MDA properly maintained and in a fully operational condition, as set forth in section 16 hereunder;

       (2) The value to MDA of the Systems and/or items installed and/or built and/or improved in the framework of this section 15, as a going concern.

       MDA shall be released from its obligation to purchase the integral or inseparable parts of the Systems in the event MDA (or any third party) shall not operate the Plant as a fractionation Plant in the course of a period of 5 years after OMRIX shall vacate the Plant and the premises.

       In the event MDA shall notify OMRIX, prior to the expiration of the agreement as aforesaid, about its intentions not to operate the Plant as a fractionation Plant, OMRIX shall be entitled to remove from the Plant, free of charge, in coordination with MDA, any such item or part of the Systems.

       The aforesaid in this section 15 shall not derogate from the terms set forth in section 15A hereunder.

15A.   THE CAPACITY EXPANSION PROGRAM

       15A.1. Within the framework of Discretionary Investments, as set forth in section 15 above, OMRIX hereby declares that it intends to expand the capacity of the Plant, thereby enabling the Plant to process a quantity of approximately 100,000 liters of plasma per annum, consequently increasing the manufacturing capability of the Licensed Products as well as that of the Biological Glue and/or any other products ("THE CAPACITY EXPANSION PROGRAM" or the "CEP"). OMRIX hereby further represents, that the CEP shall not require any additional exterior construction works and/or enlarging the area of the Plant in any way.

       15A.2 OMRIX estimates that the investment required in order to implement the CEP shall be in excess of $5,000,000 US.

              Based on the aforesaid representations, and subject to the terms set forth hereunder, MDA hereby agrees to the implementation of the CEP, and MDA further agrees to participate in the investments necessary with regard to said implementation.

       15A.3 It is acknowledged that OMRIX has already begun implementation of the first stage of the CEP, the cost of which is estimated by OMRIX to be US$ 1.5 million, and has carried out the works set forth in SCHEDULE "G" attached hereto.

       15A.4 Prior to the implementation of any investment other than the one referred to in sub-Section 15A.3 above, including the ordering of equipment and/or materials and/or carrying out any works within the CEP, OMRIX shall submit to MDA a time schedule as well as a list of any further plans and/or equipment ("THE SCHEDULE" and "THE LIST", respectively) required for the implementation of the CEP. MDA shall provide OMRIX with its comments pertaining to the Schedule and/or the List, within 14 days of their submission by OMRIX. In case of Failure by MDA to provide such comments within said period, the Schedule and/or the List (as the case may be) shall be deemed approved. Not later than 120 days after completion of the CEP, OMRIX shall provide MDA with "as made" plans of the CEP.

              Should MDA provide OMRIX with comments as aforesaid, OMRIX shall give said comments its due consideration, but shall not be required to adopt any recommendations included therein provided, however, that if MDA raises issues pertaining to the adverse affect which any such works may have with regard to the Plant and/or the Systems and/or the Building - the parties shall refer such comments for review by the Consultant Engineer. In the event the remarks and/or recommendations or instructions of the Consultant Engineer shall not be acceptable to either party, and the parties will not be able to sort out such differences in an amicable way, such dispute shall be referred to the legal counsels of the parties, whose decision shall be final and binding upon the parties.

              During the works required for the implementation of the CEP, OMRIX shall submit to MDA once every 90 days, a progress report, detailing the works undertaken during the period of the report and the equipment installed during such period.

       15A.5 MDA's share in the investment required within the CEP, shall be deducted by OMRIX from the Annual Bonus to which MDA may be entitled pursuant to section 7.4 of this Agreement. For the avoidance of doubt, it is hereby agreed that MDA shall have no obligation to participate in the investments in the framework of the CEP in any given year in respect of which MDA shall not be entitled to the Annual Bonus.

       15A.6. Subject to the aforesaid in section 15A.5, MDA shall bear 50% of the investments required within the implementation of the CEP up to investments totaling US$ 4,000,000. It is agreed, however, that MDA's participation shall in no case exceed the total amount of $2,000,000 US. MDA's participation in the CEP investments shall be made only by and shall be limited to means of set off only against the Annual Bonuses to which MDA shall become entitled.

      15A.6.1 In the event that MDA shall not become entitled to the Annual
              Bonus or in the event the Total Bonus to which MDA shall be entitled, falls short of US$ 2 million (except in the event of a breach by MDA which has caused the delay of the FDA Approval), MDA shall be deemed to have fully fulfilled its payment obligations in respect of investment in the CEP, by allowing OMRIX to offset the Annual Bonuses against MDA's share in the CEP investment,

       15A6.2 Should OMRIX exercise its right of early termination as stipulated in section 5.2 above, then in such case the investments made by MDA within the CEP shall be MDA's property only. All investments made by OMRIX within the CEP, shall be considered as Discretionary Investments to which, in addition to the provisions of section 15 above, the following shall apply:

              (1) In the event that MDA did not invest any amount on account of its share in the implementation of the CEP, by way of offset or otherwise, the entire investments made by OMRIX for the implementation of the CEP shall be deemed Discretionary Investments.

              (2) In the event that by January 1st, 2007, MDA invested on account of its share in the implementation of the CEP, 25% or more of the total cost of the implementation of the CEP
                     - MDA shall have the option to acquire OMRIX's share in the CEP, in accordance with the provisions of section 15 above, i.e. - applying the price determination mechanisms described therein with regard to equipment which can be easily dismantled/removed from the Plant, as well as those with regard to equipment which has become an integral/inseparable part of the Plant.

              (3) In the event that by January 1st, 2007, MDA invested on account of its share in the implementation of the CEP, less than 25% of the total cost of the implementation of the CEP - OMRIX shall have the option either to purchase MDA's share in the CEP or to offer MDA to purchase OMRIX's share in the CEP, in accordance with the provisions of section 15 above, i.e. - applying the price determination mechanisms described therein with regard to equipment which can be easily dismantled/removed from the Plant, as well as those with regard to equipment which has become an integral/inseparable part of the Plant. In case neither party shall be prepared to purchase the other party's share in the CEP, all of the items of equipment, installation etc. shall be removed from the Plant and sold to the highest bidder, and the proceeds thereof shall be divided between the parties according to the relative share of their actual investments in the CEP.

       15A.7 In the event that OMRIX does not exercise its rights of early termination as per sections 5.1 and 5.2 above, and therefore continues leasing and operating the Plant until the end of the Term - all items of equipment etc. acquired and/or installed and/or built within the framework of the CEP shall become the property of MDA without any further payment on the part of MDA by the end of the Term.

       15A.8 The terms of this section 15.4 shall apply in addition to the terms of section 15 above, provided that in any case of contradiction between the terms of this section 15A and the terms of section 15 - the terms of this section 15A shall prevail.

16.    STATE OF THE PLANT AT THE END OF THE AGREEMENT

       16.1 Upon the expiration or termination of the Agreement OMRIX shall return the Plant to MDA, properly maintained and in a good operational condition, subject to reasonable wear and tear.

       16.2 OMRIX shall leave in the Plant the Equipment, as well as any other items of equipment, systems etc., which were installed by OMRIX during the course of the Agreement, and which were acquired by MDA and/or became the property of MDA in accordance with the provisions of this Agreement. For the avoidance of doubt, the obligation of OMRIX under subsection 16.1 above, shall apply also in the event that OMRIX is entitled under the terms of this Agreement to remove items of equipment owned by it due to the CEP, Compulsory Investments and/or Discretionary Investments.

       16.3 In the event MDA shall not be required, under the circumstances, to spent the entire amount of US $4.5 million as provided for in sections 14.6.1 and 14.6.2, MDA shall pay OMRIX, upon the expiration of this agreement on January 1st 2015, a Grant amounting to the part of the unused budget of US$4.5 million as provided for in sections 14.6.1 and 14.6.2, provided however that such a Grant shall not exceed the amount of $2 million.

              The right of OMRIX to the Grant is conditioned upon its fulfillment of its obligations in the course of termination or expiration of this agreement and the smooth handing over of the Plant with the 'Know How' related thereto, including the training of the MDA personnel provided for in section 18.1.

17.    LICENSE AND KNOW-HOW TRANSFER

       17.1   In case OMRIX does not exercise its rights pursuant to sections
              5.1 and 5.2 of this Agreement, then as of the end of the Term, MDA shall have a royalty free, non transferable license to manufacture, in the Plant, all of the Licensed Products, based on the OCTAPHARMA Know How, as well as any New Products, and to market and sell same in Israel, for The Israel market. Such License granted to MDA shall not be limited in time.

       17.2 In case OMRIX exercises its right pursuant to section 5.2 of this Agreement, then as of December 31st, 2006, MDA shall have a royalty free, non transferable license to manufacture, in the Plant, all of the Licensed Products, based on OCTAPHARMA Know How and to market and sell same in Israel, for the Israeli market. Additionally, MDA shall have a nontransferable license to manufacture, market and sell in Israel, for the Israel market, all of the New Products (including the Biological Glue) all the rights to which are owned by OMRIX, against payment of royalties to OMRIX, as follows:

              With regard to Factor VIII, IVIG, IMIG - royalties at the rate of *** of net sales to an unaffiliated party;

              With regard to Biological Glue - royalties at the rate of *** of net sales to an unaffiliated party:

              With regard to Aibumin - royalties at the rate of *** of net sales to an unaffiliated party.

              It is understood that no right is being granted by OMRIX in this Agreement that permits MDA to contract manufacture products for other parties using OMRIX know-how or New Products technologies.

              MDA shall pay OMRIX the royalties on a quarterly basis, within 45 days as of the end of each calendar quarter in respect of which the royalties are being paid. Within 180 days as of the end of each calendar quarter, MDA shall submit to OMRIX an annual sales report detailing the sales of each of the products in respect of which royalties are payable. Such annual sales reports shall be certified by MDA's external auditors. OMRIX shall have the right to appoint its own CPA who shall check the accuracy of such annual sales reports.

              Said Licenses granted to MDA shall not be limited in time.

              It is hereby clarified, that OMRIX does not grant MDA any right or authorization to manufacture the above products while using OMRIX know how or New Product technologies, for the manufacture of the products as a subcontractor for a third party.

              MDA shall be entitled to the licenses as set forth in this section 17.2, also in any case of premature termination of this Agreement by OMRIX, at any time after December 31st, 2006, for any reason which is not under the control of MDA. In such event, the above licenses shall come into effect as of the date of such termination.

              In this section - "LICENSED PRODUCTS BASED ON OCTAPHARMA KNOW HOW" shall include any improvement thereon made by OCTAPHARMA until the date of assignment (i.e. September 5, 1995), and any improvement thereon made by OMRIX thereafter, which does not amount to a New Product.

              "NEW PRODUCT" - shall mean a product based on OMRIX know how which may be registered either as a new patent or as a new pharmaceutical product with the Registrar of Medical Preparations in the Israeli Ministry of Health, provided such new registration is not in respect of a product which has the same formulation and is produced while using the same manufacturing technology as the currently registered Licensed Products based on OCTAPHARMA Know How.

       17.3 Upon the expiration or termination of this Agreement, provided such termination or expiration is after December 31st 2006, and should MDA so desire, OMRIX shall favorably consider granting MDA a License to manufacture and sell to end users in the Israel market only, any additional products that were manufactured by OMRIX at the Plant and in respect of which OMRIX will have the full rights to License MDA. The parties shall negotiate in good faith the terms of any such possible License.

       17.4 Upon the expiration or termination of this Agreement, provided such termination or expiration is not before November 30, 2010, and should MDA so desire, OMRIX shall favorably consider granting MDA a License to manufacture any product(s) that were manufactured by OMRIX at the Plant in respect of which OMRIX will be entitled and free to license MDA for sale in country(ies) in which OMRIX doesn't market same or where OMRIX did not enter into exclusive marketing / distribution agreements. The parties shall negotiate in good faith the terms of any such possible License.

       17.5 Without derogating from the aforesaid in sections 17.1 - 17.4, upon expiration of this Agreement (whether on December 31st 2006 or December 31st 2014) or upon its termination for any reason other than its material breach by MDA, which was not rectified by MDA in spite of a 30 day written demand by OMRIX to do so, MDA shall be fully entitled to continue operating the Plant, and producing the Licensed Products therein, and to obtain all manufacturing licenses from OMRIX for the Licensed Products as provided for in sub-section 17.1 above, by itself and/or through its subsidiaries.

              In order to enable MDA to take over the production at the Plant as aforesaid, and in order to ensure such transfer, the following shall apply:

              17.5.1 Within 30 days from the date of this Agreement, OMRIX shall present to MDA's Director of Blood Services ("THE DIRECTOR"), a full and updated set of documents, in hard copy or in electronic form, pertaining to the production in the Plant of the Licensed Products ("THE DOCUMENTATION"). The Director shall be permitted to appoint an expert on its behalf in order to examine the Documentation so as to assure that the manufacturing of the Licensed Products can be completed when relying on the Know-How contained in the Documentation, provided that no copies of the Documentation shall be made by MDA, whether by electronic media, photocopy etc.

                     The aforementioned expert shall be required to execute a confidentiality agreement satisfactory to OMRIX, prior to reviewing the Documentation. OMRIX shall have the right to object to the appointment of any expert who, in the reasonable opinion of OMRIX, may potentially disclose its secrets or in any other way endanger the interests of OMRIX.

                     If OMRIX shall give MDA an affidavit signed by Mr. Robert Taub accompanying the Documentation, stating that the documents contained in the Documentation which relate to the production of the Licensed Products are the full manufacturing file of the Licensed Products, then in such case the Director shall not refer the matter to examination by an expert as aforesaid.

              17.5.2 The Documentation shall be such, that will cover all aspects involved with the production of each of the Licensed Products, including, without limitation, the necessary diagrams - if and to the extent available, quantities, safety precautions, complete manufacturing files and all of the Standard Operating Procedures (Hereinafter: "S.O.P.'S") with regard to all production procedures at the Plant, of the Licensed Products.

                     In addition to the Documentation, it is hereby agreed that upon termination of this Agreement, OMRIX shall hand over to MDA all documents in the possession of OMRIX which relate to the operation of the Plant and the manufacturing in the Plant of the Licensed Products including, without limitation, all the results of quality control tests as well as all repair and maintenance reports etc., whether documented on paper and/or on computer discs and/or on microfilm and/or using any method of recording. Additionally at such time that MDA shall have the right to manufacture the Biological Glue in accordance with the terms of this Agreement, such documentation shall also include information relating to the Biological Glue.

                     MDA agrees to maintain and store all such Documentation received by it upon termination as aforesaid, in accordance with applicable pharmaceutical regulations, and shall make such documentation available to OMRIX upon OMRIX's written request.

              17.5.3 Following the review of the Documentation by The Director or as otherwise provided for in section 17.5.1, the Documentation shall be deposited in escrow with a Trust Company of one of the major Israeli banks, at MDA's discretion (Hereinafter: "THE TRUST COMPANY").

              17.5.4 Once every year, OMRIX shall submit to the Director or as otherwise provided for in section 17.5.1., a set of updated documents of whichever of the documents contained in the Documentation which have been updated in the previous year (Hereinafter: "THE ANNUAL UPDATING DOCUMENTS").

                     Following the review of the Annual Updating Documents by the Director and/or as otherwise provided for in section
                     17.5.1 above, OMRIX shall deposit the Annual Updating Documents with the Trust Company.

              17.5.5 Together with the Documentation, OMRIX shall deposit with the Trust Company a letter in respect of each of its employees working in the Plant, in the form attached hereto as SCHEDULE "H", stating that upon the expiration of this Agreement or the termination thereof for any reason, other than reasons caused by MDA, OMRIX waives all of its rights arising from such employees' employment agreement, with regard to secrecy clauses and/or non competition clauses, only as far as MDA is concerned, and only insofar as the production of the Licensed Products and the Biological Glue are concerned, in accordance with the licenses granted to MDA pursuant to the terms of this section 17.

                     Such letters shall further provide, that OMRIX has no objection whatsoever, that the employees shall be employed at the Plant by MDA, as of the termination of the Agreement.

                     OMRIX hereby undertakes, that should it hire and employ, during the Term, new employees at the Plant, whether instead or in addition to its current employees, it shall deposit with the Trust Company a letter as aforesaid, with regard to any such new employee at the Plant, immediately upon hiring such employee.

              17.5.6 Along with the Documentation and the aforesaid letters,
                     OMRIX shall submit with the Trust Company an irrevocable letter of instructions, in the form attached to this agreement as SCHEDULE "I", instructing the Trust Company as to the circumstances upon which it shall, be required to transfer the Documentation, along with all Annual Updating Documents and the letters, to MDA.

              17.5.7 In addition to the aforesaid, OMRIX hereby undertakes to take all necessary actions and sign all necessary documents, required for enabling MDA to realize its rights hereunder upon termination of this Agreement.

                     A list of such documents is attached hereto as SCHEDULE
                     "J".

18.    TRAINING OF MDA'S EMPLOYEES

       18.1 Without derogating from the provisions of section 17 above, it is hereby agreed that during the last year of operation of the Plant by OMRIX, as might be required under the circumstances, OMRIX shall train, at MDA's cost, and for a period to be agreed between the parties, a few of MDA'S key personnel in the operation of the Plant, in order to allow MDA to continue operating the Plant immediately after the vacation thereof by OMRIX.

              It is hereby clarified that such MDA's employees shall only be trained to manufacture the Licensed Products as well as the Biological Glue (subject to the provisions of sub-Section 17.2 above) and they shall be required to execute a Confidentiality Agreement in favor of OMRIX in a form to OMRIX's satisfaction in respect of the technology, formulae etc., pertaining to other Products manufactured by OMRIX in the Plant.

              Should the parties reach an agreement as to the manufacture by MDA of any additional Products at the Plant upon the termination of this Agreement, OMRIX shall train MDA's employees to also manufacture any such additional Products.

       18.2 In addition to the aforesaid and in case of early termination of this agreement as a result of a breach of this agreement by OMRIX, OMRIX, hereby undertakes an obligation to train, at MDA's cost, a suitable substitute plant manager on behalf of MDA, whose identity shall be chosen by MDA (Hereinafter: "THE SUBSTITUTE MANAGER").

              The training of the Substitute Manager shall commence, if possible, at least three months before the date of termination (in case of an unexpected termination for any reason whatsoever).

              The Substitute Manager shall be trained by OMRIX intensively, for a period of no less than three consecutive months, covering all aspects related with the management and operation of the Plant. OMRIX undertakes to employ in the training of the Substitute Manager the General Manager of the Plant and the Scientific Person in charge of production and/or QC.

19.    REPAYMENT BY MDA OF THE ADVANCE

       DELETED

20.    ACQUISITION OF GOODS IN PROCESS

       DELETED

21.    ACCOUNTING BETWEEN THE PARTIES

       The parties have accounted between them in the framework of an agreement dated April 12th, 1998, a copy of which is attached hereto as SCHEDULE "K".

22.    NAME OF MDA ON THE PACKAGES

       To the extent it will be legally and politically possible and as long as it will not adversely affect the marketing efforts of OMRIX and/or its relations with various third parties worldwide, OMRIX shall endeavor to indicate MDA as the owner of the Plant on the packages of the Products manufactured by OMRIX at the Plant.

23.    OMRIX SIGNS

       OMRIX shall be entitled to place, in co-ordination with the management of the Tel Hashomer Hospital, its directional signs at the various intersections within the Tel Hashomer perimeter.

       OMRIX shall not be entitled to put its signs on the outer side of the Building, but will be entitled to do so, in coordination with MDA inside the Building, including at the entrance to the Plant.

24.    INSPECTION OF THE PLANT AND THE PREMISES

       24.1 MDA's Manager of Blood Services shall be entitled to reasonably visit the Plant during working hours for the sole purpose of verifying the compliance of OMRIX with the provisions of this Agreement, after giving OMRIX 2 hours notice ahead of time of his/hers intention to do so. It is agreed, however, that OMRIX will be entitled to deny access during periods of secret R&D or manufacturing processes. The Manager of MDA`s Blood Services shall be allowed access to the Plant only subject to exercising a Confidentiality Agreement satisfactory to OMRIX. Two (2) other representatives of MDA shall be also entitled to visit the Plant during working hours in order to verify the compliance of OMRIX with the provisions of this Agreement, after giving OMRIX 48 hours notice ahead of time of their intention to do so provided, however, that such visits shall not be more frequent than four (4) times in each calendar year, and provided such representatives shall also be required to execute a confidentiality agreement satisfactory to OMRIX in favor of OMRIX prior to visiting the Plant.

       24.2 OMRIX hereby declares, that it shall allow delegations of MDA's friends and/or donors to visit the Plant, provided that such visits shall be coordinated in advance with OMRIX's authorized representatives, and provided that such delegations shall not include visitors who may represent and/or have commercial contacts with OMRIX's competitors, whereby such visitors are involved with the manufacture and/or sale and/or engineering of blood derived products.

25.    EXCHANGE RATE

       Any amount indicated or referred to in this Agreement and quoted in US Dollars shall be payable in NIS according to the representative exchange rate of the US Dollars to the NIS on actual date of payment.

26.    SECURITIES

       In order to assure the fulfillment by OMRIX of its obligations pursuant to this agreement, OMRIX shall provide MDA the following securities:

       26.1 OMRIX shall provide MDA within thirty (30) days as of the execution of this agreement with an autonomous unconditional Bank Guarantee satisfactory to MDA, in the amount in NIS equivalent to US DOLLARS 250,000 linked to the exchange rate of the US Dollar, in order to secure the payment by OMRIX of the amounts that shall be due to MDA from time to time for the supply of plasma and/or as Rent and Lease Fee. Such Bank Guarantee shall be in force for consecutive 12 month periods until a date being 6 (six) months after the evacuation of the Plant by OMRIX. Each such extension of the Bank Guarantee will be made by OMRIX not later than 4
              (four) months before the relevant expiration date of any such Bank Guarantee.

              The above guarantee shall be deposited in trust with MDA's attorney - Advocate AMI OSNAT, who shall be entitled to hand over the Bank Guarantee to MDA upon the following conditions:

              (i). He gives OMRIX a fifteen (15) days written notice about his intention to do so; and

              (ii) He attaches a Sworn Affidavit by MDA'S Director General or Treasurer specifying the amounts due to MDA from OMRIX which were not paid on time in spite of a written demand to do so.

       26.2 The parent Company of OMRIX, OMRIX BIOPHARMCEUTICALS S.A. of 200 Chausse de Waterloo B- 1640 Rhode St. Genese, Belgium (Fax:
              003223599149), hereby guarantees the undertakings of OMRIX as stipulated in Section 16, and shall place its signature at the bottom of this agreement in order to give effect to said guarantee.

       26.3 In addition to the aforesaid in this section 26, OMRIX shall provide MDA with a first degree floating charge over all of OMRIX's inventory of uncompleted products (including the Licensed Products and the Biological Glue), as well as all of OMRIX's inventory of raw materials, including plasma. In order to give effect to said floating charge, the parties shall sign, upon the execution of this agreement, a debenture in the form attached hereto as SCHEDULE "L"; The parties shall sign any additional documents required in order to give effect to said floating charge, and shall take any actions necessary in order to register the floating charge with the Israeli Registrar of Companies.

              Said floating charge shall secure, inter alia, OMRIX's obligations to pay the Deferred Rent and Lease Fee as per section
              7.3.2 of this Agreement, as well as any outstanding liability pertaining to the supply of plasma to OMRIX by MDA, as well as any future payments due from OMRIX to MDA which are not settled by OMRIX in a timely manner.

27.    RESPONSIBILITY AND LIABILITY

       27.1 In its capacity as the owner of the Building, including the adjacent areas and surfaces as well as the Plant, MDA shall be fully responsible and liable for any damage caused at and/or by and/or to the Building and/or the Systems, all of which are maintained by MDA or anybody on its behalf.

       27.2 In its capacity as the Lessee of the Premises and the Plant (excluding external walls), OMRIX shall be fully responsible and liable for any damage caused at and/or by and/or to the premises or the Plant including the Equipment installed therein, all of which are maintained by OMRlX or anybody on its behalf, with the exception of any damage caused due to structural deficiency or mistakes and/or poor workmanship of MDA's contractors in the process of the erection of the Premises or the Plant.

       27.3 MDA shall be fully responsible and liable for any damage caused by any of its employees, sub-contractors or any third party acting on its behalf.

       27.4 OMRIX shall be fully responsible and liable for any damage caused by any of its employees, sub-contractors or any third party acting on its behalf in the Premises.

       27.5 OMRIX shall be fully responsible and liable for any damage caused by any of the Products manufactured by OMRIX. MDA shall be fully responsible and liable for any damage caused by the Plasma supplied by it to OMRIX.

       27.6 In the event legal proceedings shall be initiated by any third party ("Third Party") against one of the parties hereto (the "Defendant"), for deeds or misdeeds which are the liability of the other party hereto (the "Liable Party"), the Defendant shall immediately inform the Liable Party of any such proceedings and will allow the Attorneys of the Insurance Company of the Liable Party to participate in the defense in such proceedings or, at the discretion of the Defendant, to take over the entire defense in such proceedings. The Liable party shall, within 15 (fifteen) days of the request by the Defendant to do so, fully indemnify the Defendant for any expense, damage or payment incurred by the Defendant as a result of the deeds or misdeeds of the Liable Party.

28.    LAW AND JURISDICTION

       This Agreement shall be governed by the Laws of the State of Israel. With the exception of the matters specifically referred herein to arbitration, the competent Courts in Tel Aviv / Jaffa shall have the sole jurisdiction in any matters arising hereunder.

29.    ACTS OF GOD AND FORCE MAJEURE

       Neither party shall be liable for any failure or delay in the performance of its obligations under this Agreement whereby such failure or delay is caused by an act of God, Force Majeure, riot or civil commotion, strike, lockout or other labor disturbances, fire, act and/or any other order of government, flood, war, peril of sea, or any other cause or peril whether of the same and/or of another nature beyond reasonable control.

30.    COMMERCIAL TRANSACTION

       MDA states and confirms the transaction contemplated in this Agreement is made by it as a transaction of a purely commercial nature and not in the framework of MIA's statuary activities.

31.    ASSIGNMENT OF RIGHTS

       31.1 MDA confirms that it has been informed by OMRIX that OMRIX may wish to introduce certain changes in this Agreement, as provided below, in order to enjoy certain benefits to which it might be entitled by law. Toward this end OMRIX may wish to split the Lease and Rent hereof between OMRIX and an additional company being an affiliate of OMRIX so that the duties and the rights of OMRIX, as per this Agreement, shall be split between OMRIX and such other affiliate company of OMRIX. MDA shall not object to such amendment of the

              Agreement provided it shall guarantee the performance of any undertakings of such affiliate company towards MDA.

       31.2 Subject to the provisions of section 31.1 above; any other assignment by OMRIX of its rights or duties, shall require the prior written consent of MDA, which shall not be unreasonably withheld.

       31.3 OMRIX shall give MDA 14 days prior written notice about any contemplated transaction as a result of which Mr. Taub's shareholdings in OMRIX Biopharmaceuticals S.A. and/or his voting rights and/or his rights to appoint directors shall drop below 20% and/or whereby the shareholdings/voting rights in OMRIX Biopharmaceuticals S.A. of any other single shareholder (and/or group of shareholders who are parties to any shareholders/voting agreements), whether directly or indirectly, will become larger than those of Mr. Taub.

32.    MISCELLANEOUS

       With regard to any works which shall be carried out by OMRIX in the Plant and/or the Premises and/or outside thereof, in accordance with the terms of this agreement, whether as Discretionary Investments and/or Compulsory Investments and/or otherwise (e.g. as stipulated in section
       2.13 above), MDA shall be entitled to employ and consult an engineer on its behalf, who shall be authorized to supervise all such works and approve the execution of any such works (as set forth in this agreement). It is acknowledged that such engineer, at the time of the execution of this agreement, is Mr. Doron who will be required to execute a confidentiality agreement satisfactory to OMRIX. Any future appointment of such an engineer will be made by mutual agreement of the Parties.

33.    NOTICES

       The addresses of the parties for the purposes of this Agreement, subject to any change of address, notice of which was given by one party to the other, are as first hereinabove written and any notice hereunder shall be deemed properly served when delivered by personal delivery and if posted
       - five (5) days after the notice, properly addressed as above and duly stamped is posted by registered mail from a Post Office in Israel.

34.    WAIVERS

       The waiver by either party of any breach or alleged breach of any provision hereunder shall not be construed to be a waiver of any concurrent, prior or succeeding breach of same provision or any other provision herein.

35.    AMENDMENTS IN WRITING

       Any amendment of this Agreement must be in writing and signed by all the parties hereto.

36.    APPROVAL OF THE AGREEMENT

       This Agreement was duly approved by the Board of Directors of OMRIX and any other competent organ of OMRIX on the one hand, and by the Executive Committee and any other competent organ of MDA on the other hand, and upon, execution thereof it shall be fully binding upon the parties hereto.

IS WITNESS WHEREOF, THIS AGREEMENT IS HEREBY SIGNED BY THE PARTIES HERETO AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

(OMRIX Biopharmaceuticals Stamp)


/s/ Robert Taub           /s/ Nissim Mashiach
-------------------------------------------------------
OMRIX BIOPHARMACEUTICALS LTD.
by Mr. Robert Taub - Chairman of the Board
and by Mr. Nissim Mashiach - General Manager

(Stamp)


/s/ Yohanan Gur           /s/ Avi Zohar
-------------------------------------------------------
MAGEN DAVID ADOM
By Mr. Yohanan Gur - Chairman of the Executive Committee
and by Mr. Avi Zohar - Director General


We, the undersigned, OMRIX BIOPHARMACEUTICALS S.A., of 200, Chausee de
Waterloo B-1640 Rhode-St-Genese, Belgium, being the parent company of OMRIX BIOPHARMACEUTICALS Ltd. ("OMRIX"), do hereby guarantee the full performance by OMRIX of OMRIX's obligations pursuant to section 16 of the above Agreement. Our undertaking as aforesaid shall be jointly and severally with that of OMRIX.


/s/ Robert Taub           /s/ Nissim Mashiach
-------------------------------------------------------
OMRIX BIOPHARMACEUTICALS S.A.
by Robert Taub - Chairman of the Board